Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-258688) on Form S-4 of Olive Ventures Holdings, Inc. of our report dated May 19, 2021, except for earnings per unit and subsequent events described in Notes 14 and 15, respectively, as to which the date is August 10, 2021, relating to the consolidated financial statements of OP Group Holdings, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

November  2, 2021